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                                                                    EXHIBIT 12.1

                     SARA LEE CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (in millions except ratios)



                                                                  Thirty-Nine Weeks Ended
                                                              ----------------------------
                                                              March 30,           April 1,
                                                                1996                1995
                                                              --------            --------
Fixed charges:
   Interest expense                                          $    175            $     178
   Interest portion of rental expense                              52                   52
                                                             --------            ---------
   Total fixed charges before capitalized interest                227                  230
   Capitalized interest                                             9                   10
                                                             --------            ---------
      Total fixed charges                                    $    236            $     240
                                                             ========            =========



Earnings available for fixed charges:
   Income before income taxes                                $    995            $     889
   Less undistributed income in minority owned companies           (3)                  (7)
   Add minority interest in majority-owned subsidiaries            29                   27
   Add amortization of capitalized interest                        17                   16
   Add fixed charges before capitalized interest                  227                  230
                                                             --------            ---------
      Total earnings available for fixed charges             $  1,265            $   1,155
                                                             ========            =========


Ratio of earnings to fixed charges                                5.4                  4.8
                                                             ========            =========


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